Filed pursuant to Rule 433

Registration Statement No. 333-134738

THE BANK OF NEW YORK COMPANY, INC.

FINAL TERM SHEET, JUNE 22, 2007

ISSUER: THE BANK OF NEW YORK COMPANY, INC.

SECURITIES: SENIOR MEDIUM-TERM NOTES, SERIES G

EXPECTED RATINGS: Aa2 / A+ / AA- (STABLE/STABLE/POSITIVE)

MATURITY DATE: JUNE 29, 2010

TRADE DATE: JUNE 22, 2007

SETTLEMENT DATE: JUNE 29, 2007 (T+5).

COUPON: 3 MONTH LIBOR + 1.5 BASIS POINTS

COUPON FREQUENCY: QUARTERLY

INTEREST PAYMENT DATES: QUARTERLY ON THE 29TH DAY OF MARCH, JUNE, SEPTEMBER AND DECEMBER, COMMENCING SEPTEMBER 29, 2007 AND ENDING ON MATURITY DATE (OR NEXT BUSINESS DAY, MODIFIED FOLLOWING ADJUSTED)

INTEREST RESET DATES: QUARTERLY ON THE 29TH DAY OF MARCH, JUNE, SEPTEMBER AND DECEMBER OF EACH YEAR, COMMENCING SEPTEMBER 29, 2007

INTEREST RATE DETERMINATION DATES: THE SECOND LONDON BANKING DAY PRECEDING THE RELATED INTEREST RESET DATE

DAY COUNT: ACTUAL/360

PRINCIPAL AMOUNT: $500,000,000

PRICE TO PUBLIC: VARIABLE PRICE REOFFER

ALL-IN PRICE: 99.97%, PLUS ACCRUED INTEREST, IF ANY, FROM SEPTEMBER 29, 2007

PROCEEDS TO ISSUER: $499,850,000

PRICING BENCHMARK: 3 MONTH LIBOR (REUTERS PAGE LIBOR01)

SPREAD TO BENCHMARK: + 1.5 BASIS POINTS

RE-OFFER YIELD: NA

REDEMPTION: NOT REDEEMABLE BY THE COMPANY PRIOR TO MATURITY

DENOMINATIONS: $1,000 X $1,000

LISTING: NONE

CUSIP: 06406HBD0

BOOKRUNNERS: BARCLAYS CAPITAL INC., BNY CAPITAL MARKETS, INC., DEUTSCHE BANK SECURITIES INC.

The underwriters have purchased the notes at 99.97% and the notes are being offered at varying prices related to prevailing market prices at the time of resale.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement, and other documents the Company has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov.

Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BARCLAYS CAPITAL INC. toll free at 1-888-227-2275, Ext. 2663, BNY CAPITAL MARKETS, INC. toll free at 1-800-241-5189 or DEUTSCHE BANK SECURITIES INC. toll free at 1-800-503-4611.

Any disclaimers or other notices that may appear below are not applicable to this communication and should be disregarded. Such disclaimers or other notices were automatically generated as a result of this communication being sent via Bloomberg or another email system.